Exhibit 99.1

NEWS RELEASE

Contact:

Drew Prairie

AMD Public Relations

512-602-4425

drew.prairie@amd.com

Contact:

Ruth Cotter

AMD Investor Relations

408-749-3887

ruth.cotter@amd.com

AMD Names Thomas Seifert Chief Financial Officer

- 20-year semiconductor industry veteran with proven financial, operations and management experience -

SUNNYVALE, Calif. — Oct. 8, 2009 — AMD (NYSE: AMD) today announced the appointment of Thomas Seifert as senior vice president and chief financial officer. Seifert, 46, will report to Dirk Meyer, AMD president and chief executive officer, and will have responsibility for leading the company’s global financial organization. Seifert succeeds Robert Rivet, who was previously promoted to chief operations and administrative officer.

“Thomas is a talented industry veteran with a wealth of knowledge and experience managing the operations and finances of companies in the most difficult and competitive sectors of the semiconductor industry,” said Meyer. “This knowledge and experience will enable him to further strengthen AMD’s financial foundation and help accelerate our transformation into a product design and marketing leader.”

Seifert joins AMD from Qimonda, where he most recently was a member of the Management Board as well as chief operating officer and chief financial officer. Previously, Seifert was senior vice president and general manager of the Wireline Business Group at Infineon AG.

Seifert received a bachelor’s degree from Friedrich Alexander University, a master’s degree in economics from Wayne State University, and a master’s degree in business administration from Friedrich Alexander University.

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